UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2013

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-166171	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

817 North Russell Street Portland, Oregon	97227
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (888) 445-6183

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2013, we signed an employment agreement with Craig Brod, Ph.D., our chief executive officer, effective as of May 1, 2013.  We agreed to pay the sum of $168,000 per year and a lump sum of $36,000 to Dr. Brod, which lump sum will be payable on or before January 6, 2014. We also agreed to grant options to purchase up to 900,000 shares of our common stock at an exercise price of $0.35 per share. The options vest as follows: 250,000 immediately; 350,000 on January 31, 2014; and 300,000 on August 31, 2014. We also granted the executive a reasonable housing allowance up to a maximum of $1,800 a month and standard benefits. The employment agreement shall terminate on December 31, 2013 and shall be automatically extended by one year unless either party gives ninety (90) days’ written notice. We may also terminate Dr. Brod’s employment without any notice but must pay Dr. Brod $39,000 in severance if the termination is without cause.

The above description of the employment agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the employment agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See the disclosure under Item 1.01 of this current report on Form 8-K

Item 9.01 Financial Statements and Exhibits.

10.1           Employment Agreement with Craig Brod dated July 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	July 24, 2013

By:	/s/ Craig Brod
Craig Brod
Chief Executive Officer